UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 23, 2011

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2011, EnteroMedics Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Craig-Hallum Capital Group LLC (the “Underwriter”) relating to the public offering (the “Offering”) of 8,800,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and warrants to purchase 1,760,000 shares of Common Stock (the “Warrants”). Each share of Common Stock sold in this offering will be sold with a warrant to purchase 0.20 of a share of Common Stock. Each share and corresponding warrant will be sold at an aggregate price to the public of $1.65, less underwriting discounts and commissions. The Warrants issued to each purchaser in the Offering will be aggregated and rounded down so that no Warrants are issued for the purchase of a fractional share of Common Stock. The net proceeds to the Company from the sale of the Common Stock and corresponding Warrants, after deducting the Underwriter’s discount and commission and other estimated offering expenses payable by the Company, are expected to be approximately $13.3 million. The Offering is expected to close on or about September 28, 2011, subject to the satisfaction of customary closing conditions.

The Warrants to be issued in the Offering are exercisable for a period of five years from the closing date of the Offering at an exercise price of $1.90. The exercise price and number of shares of Common Stock issuable on exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, recapitalization, reorganization or similar transaction. Holders of the Warrants will not be permitted to exercise those Warrants for an amount of Common Stock that would result in the holder owning more than 19.99% of the Company’s Common Stock. The Warrants may be redeemed in whole or in part at the option of the Company, at a redemption price of $0.01 per Warrant at any time after any date on which the closing sale price of the Common Stock, as reported on the principal exchange or trading facility on which it is then traded, has equaled or exceeded $1.00 more than the exercise price of the Warrants for 10 consecutive trading days. The Company is required to provide 30 days’ prior written notice to the Warrant holder of the Company’s intention to redeem the Warrant; provided, that the Company may not provide this notice until the earlier of (i) 30 days following the date the Company initially releases the results of the blinded portion of the ReCharge trial or (ii) June 30, 2013. The Company may not redeem any portion of a Warrant if, had the holder exercised that portion of the Warrant in lieu of redemption, it would have resulted in such holder owning more than 19.99% of the Common Stock outstanding after such exercise.

The foregoing descriptions of the Purchase Agreement and the Warrants are qualified in their entirety by reference to such Purchase Agreement and the Form of Warrant, which are filed as Exhibit 1.1 and 4.1, respectively, hereto and are incorporated herein by reference. The legal opinion of Dorsey & Whitney LLP relating to the Common Stock and Warrants being offered is filed as Exhibit 5.1, to this Current Report on Form 8-K.

The Common Stock and Warrants are being offered and sold pursuant to a prospectus dated May 6, 2010 and a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2011, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-166011) declared effective by the SEC on May 6, 2010.

Item 8.01	Other Events.

On September 23, 2011, the Company issued a press release announcing the pricing of the Offering. A copy of the press release filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement, dated as of September 23, 2011 by and between EnteroMedics Inc. and Craig-Hallum Capital Group LLC

4.1	Form of Warrant

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

99.1	Press release dated September 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: September 23, 2011

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated as of September 23, 2011 by and between EnteroMedics Inc. and Craig-Hallum Capital Group LLC

4.1	Form of Warrant

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

99.1	Press release dated September 23, 2011